SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2009

CAPLEASE, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1065 Avenue of the Americas, New York, NY	10018

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (212) 217-6300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On October 9, 2009, CapLease, Inc. (“we”) entered into a sales agreement with Brinson Patrick Securities Corporation (the “Sales Agent”).  Pursuant to the sales agreement, we may issue and sell through the Sales Agent, from time to time, shares of our common stock, and the Sales Agent agrees to use its best efforts to sell such shares during the term of the agreement and on the terms set forth therein.  The sales agreement replaces the sales agreement dated as of August 15, 2005, between us and Brinson Patrick Securities Corporation.

Sales of shares of our common stock pursuant to the sales agreement, if any, will constitute an “at the market offering” as defined in Rule 415 of the Securities Act of 1933, as amended.  We have no obligation to sell any shares of common stock pursuant to the sales agreement, and may at any time suspend solicitation and offers pursuant to the sales agreement or terminate the sales agreement.

We will pay the Sales Agent a commission ranging from 1.5% to 2.0% of the gross sales price per share sold, depending upon the aggregate proceeds raised by the Sales Agent.  We have agreed to provide indemnification and contribution to the Sales Agent against liabilities, including liabilities under the Securities Act of 1933, as amended.

A prospectus supplement relating to up to 5,000,000 shares of common stock to be sold through the Sales Agent and accompanying prospectus was filed with the Securities and Exchange Commission on October 9, 2009, and are part of our Registration Statement on Form S-3 (File No. 333-148653).  Interested investors should read the Registration Statement and all documents incorporated therein.  This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such state.

The description of the sales agreement is qualified by reference to the complete agreement that is attached hereto as an exhibit and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)  Exhibits

Exhibit	Description

10.1	Sales Agreement, dated as of October 9, 2009, between Brinson Patrick Securities Corporation and CapLease, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CapLease, Inc.

By:	/s/ PAUL C. HUGHES
Paul C. Hughes
Vice President, General Counsel & Corporate Secretary

DATE: October 9, 2009